UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  July 16, 2010 (July 12, 2010)

HYPERDYNAMICS CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or other jurisdiction of incorporation or organization)

001-32490 (Commission File Number)	87-0400335 (IRS Employer Identification No.)

12012 Wickchester Lane, Suite 475
Houston, Texas 77079
(Address of principal executive offices, including zip code)

voice:  (713) 353-9400
fax:  (713) 353-9421

(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 12, 2010, SCS Corporation, a subsidiary of Hyperdynamics Corporation (the “Company”), entered into an Agreement for the processing of 3D Marine Seismic Data (“3D Processing Contract”) with PGS Data Processing, Inc. (“PGS”).  Under the terms of the 3D Processing Contract, PGS agreed to provide data processing and other geophysical services in connection with the processing of data acquired from a 3,500 square kilometer 3D seismic survey of the area that is subject to the Company’s rights, or concession, to explore and exploit offshore oil and gas reserves off the coast of the Republic of Guinea (“Guinea”).

Under the terms of the 3D Processing Contract, PGS has agreed to process the seismic data to final 3D Pre-Stack Time and Depth Migration.   PGS will process the seismic data entirely at its on-shore processing facility in Houston, Texas, and will provide processing concurrently with data acquisition in order to minimize the overall turnaround time.  The estimated cost of the 3D Processing Contract is approximately $2.5 million.  The Company expects its share of the cost to be 77% of that amount.

The processing is anticipated to be completed by mid-February 2011.  The contract provides that PGS will earn a bonus of $50,000 for the delivery of the processed data within four months of the completion of the acquisition of data from the second survey and will incur a one-percent-per-week penalty for every week the data is delayed after a two-week grace period after that time.

The Company intends to file a copy of the 3D Processing Contract with the Securities and Exchange Commission as an exhibit to its Annual Report on Form 10-K for the fiscal year ended June 30, 2010, which is the Company’s next scheduled periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYPERDYNAMICS CORPORATION

Date:  July 16, 2010
By:	/s/ JASON D. Davis
Name:	Jason D. Davis
Title:	Chief Financial Officer